Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 27, 2011, relating to the consolidated combined financial statements and financial statement schedule of Taomee Holdings Limited and its subsidiaries and variable interest entities, appearing in the Registration Statement No.333-174293 on Form F-1.

/s/ Deloitte Touche Tohmatsu CPA Ltd.
Shanghai, China
September 20, 2011